                       MMI Companies, Inc and Subsidiaries
           Exhibit 11 - Statement re Computation of Per Share Earnings
                      (In thousands, except per share data)


                                            Three Months Ended
                                               March 31,
                                             1997        1996
        PRIMARY

        Weighted average shares
        outstanding......................    11,686     9,730

        Net  effect of dilutive  stock
        options based on the treasury
        stock method using average
        market price.....................       378       406

        Weighted average number of
        common and common equivalent
        shares...........................    12,064    10,136

        Net income.......................     6,707     7,411

        Earnings per common and
        common equivalent share..........   $   .56   $   .73


        FULLY DILUTED

        Weighted average shares
        outstanding.....................     11,686     9,730

        Net effect of dilutive stock
        options based on the treasury
        stock method using ending market
        price, if higher than average....       378       494

        Weighted average number of
        common and common equivalent
        shares...........................    12,064    10,224

        Net income.......................     6,707     7,411

        Earnings per common and
        common equivalent share..........  $    .56   $   .72

